Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-65533, 333-188350, 333-202636, 333-211112 and 333-213114) on Form S-8 of Ritchie Bros. Auctioneers Incorporated of our report dated March 31, 2017, with respect to the consolidated balance sheets of IronPlanet Holdings, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, convertible preferred stock and stockholders’ deficit, cash flows and comprehensive loss for each of the years in the two year period ended December 31, 2016, which report appears in the Form 8-K of Ritchie Bros. Auctioneers Incorporated dated August 8, 2017.

(signed) KPMG LLP

San Francisco, California
August 8, 2017